Exhibit 10.1
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William Gartner	Douglas MacLellan
President & CEO	Chairman & CEO
Provista Diagnostics Inc.	Radient Pharmaceuticals Corp.
6225 N. 24TH ST. Suite 150	2492 Walnut Ave, Suite 100
Phoenix, AZ, 85016	Tustin, CA 92780
Each, Parties hereto
Letter of Intent
Dated July 6, 2010
WHEREAS Radient Pharmaceuticals Corp. (“RPC”), is a Delaware Corporation offering test kits for cancer diagnostics with a GMP approved manufacturing facility, and
WHEREAS Provista Diagnostics Inc., a Nevada Corporation (“PDI”), is a diagnostic development company offering CLIA laboratory services, and
WHEREAS PDI has the following technologies:
1.	A diagnostic blood test for Breast Cancer, said test currently marketed under the name BT Test® in the U.S. and licensed to International Health Technologies Inc. in the U.K.

2.	A diagnostic blood test for Alzheimer’s disease in final development, said test known as the LymPro Test®

3.	A diagnostic blood test used as a quick screen test for dementia under development, said test known as the REDx Test™

4.	A diagnostic blood test for women’s cancers being developed by PDI, said test known as the RCP Test®
WHEREAS PDI has all perpetual license rights and rights to all issued patents, patents pending, in-license agreements and out-license agreements and owns or has developed all trademarks or other intellectual property related to Items 1 through 4 above
WHEREAS to date approximately US$12,000,000 has been invested in the development and initial marketing of the above blood tests related to Items 1 through 4 above; and
WHEREAS RPC has the following technologies:
1.	A test kit for Colorectal cancer reoccurrence that is approved by the U.S. FDA, said test current marketed under the name ONKO-SURE® in the U.S. and licensed to numerous companies in other countries for distribution and sales, and

2.	Test kit reagents for a general cancer screening that is under development to be sold through a CLIA laboratory as a Laboratory Developed Test (LDT); and

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3.	A Next Generation version of the ONKO-SURE test kit that is being developed for sale both as a test kit for which FDA approval will be sought and as a LDT through a CLIA laboratory
WHEREAS PDI and RPC are seeking a mutually beneficial merger (the “Merger”); and
For the sum of Two Dollars (US $2.00) and other good and valuable consideration, the Parties hereto agree as follows:
1.	Purpose: This Agreement is intended to document the intent of RPC and PDI to agree upon valuation of their respective companies based on certain key elements and to set forth the timelines and conditions to each company’s obligations to proceed with the merger. In consideration of the commitment by RPC and PDI to proceed with the Merger on certain terms, within the timeframe, each agrees to provide all requested documents and information within sixty (60) days from the date indicated on the first page of this Agreement (“Due Diligence Period”) with respect to each other. Upon the earlier of (i) the expiration of the Due Diligence Period, or (ii) the waiver by both parties of their due diligence conditions, the Parties, hereby agree to negotiate in good faith the definitive documents related to the Merger upon terms and conditions that are standard and customary for and will use commercially reasonable efforts to close the Merger within ninety (90) days following the release of the due diligence contingencies (“Closing Period”).
2.	Due Diligence Period and Closing Period:
a.	Due Diligence Period. RPC and PDI have the right to conduct due diligence for a period of sixty (60) days from the signing of this Agreement. RPC and PDI shall make available each to the other all reasonable due diligence materials including, but not limited to:
(1)	License Agreements and Intellectual Property: copies of all patents, patent applications, trademarks or other intellectual property.

(2)	Material Agreements: All other material agreements.

(3)	Share Capitalization Table: For PDI that would include the current founders and investors of PDI, whether as shareholders, debt holders, or warrant holders. For RPC that would include the most recent 10K and 8K filings with the Securities and Exchange Commission (SEC).

(4)	Financials: Budgets and Financial forecasts for the most recent fiscal year and the most recent calendar quarter.
Prior or coincident to the expiration of the Due Diligence Period, RPC or PDI shall notify the other in writing regarding their desire to move forward with the merger. If RPC or PDI elects not to move forward, this agreement shall have no further force or effect, other than the Confidential Disclosure Agreement between the parties dated February 20, 2010 (“CDA”), the terms and conditions of which shall survive the expiration or termination of this Agreement.
b.	Closing Period: In the event that RPC and PDI desire to move forward, the parties shall proceed in good faith during the following Ninety (90) day period to finalize the definitive documents relating to the Merger and to close the

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transaction. The Closing Period shall be extended to the extent necessary to receive necessary approvals from RPC’s shareholders, including sufficient time to clear SEC staff and NYSE-Amex staff comments with regard to a Schedule 14A Proxy Statement. PDI understands that it will be required to provide U.S. GAAP audited financials prior to RPC filing such Proxy Statement and that preparation of such financials and RPC shareholder approval shall be conditions to closing of any definitive merger agreement.
c.	Terms To Be Negotiated in Good Faith During Closing Period. Among others, the Parties agree to negotiate the following key terms of the transaction during the Closing Period:
(1)	The exact rights, terms and preferences of the Shares, Warrants, Options and Employee Option Plans including but not limited to, price, liquidation, preferences, voting rights and anti-dilution protections

(2)	Valuation of RPC and PDI relative to the merger and exchange of shares and ownership

(3)	Performance standards, objectives and key milestones with the milestones having related ownership components

(4)	Quarterly forecasts for RPC and PDI, respectively operating as separate business units for years 1 through 3 following the date of the Merger

(5)	Suitability and term for each facility, including the manufacturing facility in Tustin CA and the CLIA lab facility in Phoenix AZ

(6)	Miscellaneous Provisions including Term and Termination, Governing Law, Indemnification, Key Man insurance

(7)	Management structure of merged companies to be agreed upon by both companies.
3.	Stand Still Agreement. In consideration of the undertakings by RPC pursuant to this Agreement, except as PDI hereby agrees that upon the signing of this Agreement it will not, during the Sixty (60) day Due Diligence Period solicit or embark on any mergers or acquisitions from or with other parties, without the permission of RPC. This provision will enable RPC and PDI to invest more heavily into the negotiation, due diligence and details of a potential merger. This Stand Still Agreement shall automatically expire at the end of the Due Diligence Period unless RPC and PDI agree that they are satisfied with the Due Diligence, in which event this Stand Still Agreement shall extend by Ninety (90) days in order to facilitate negotiation of definitive agreements and closing of the Merger. Should either RPC or PDI terminate their discussions in good faith following the Due Diligence Period, this paragraph 3 shall be of no further force and effect and RPC and PDI shall be free to pursue discussions of any nature with other parties
4.	Key Terms of the Merger. The parties hereby agree that upon their respective releases of the Due Diligence condition, during the Closing Period, they shall negotiate the definitive agreements for the Merger based upon these key terms which have been previously agreed.
a.	Valuation: RPC and PDI agree as follows:

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(1)	That the valuation of the each Company for purposes of the merger will be determined by a professional independent valuation company as specified in 4.b. (2) and (3) below.
b.	Merger Terms:
(1)	RPC is a public company currently traded on the American Stock Exchange and is stated to be fully reporting and in current compliance. RPC has the technologies as stated in page 1 and page 2 with current test kit sales.

(2)	PDI is a private company with Provista Life Sciences as its sole shareholder and has no debt. PDI has the technologies as stated in page 1 with the BT Test with current sales approximately the same as RPC.

(3)	Upon closing of the Merger, the owners of PDI will immediately exchange all of their shares for a percentage, to be determined, based upon the respective valuations of RPC and PDI, of the total ownership of RPC as the surviving company (the “Merger Shares”).

(4)	Upon the closing of the Merger, management of PDI will place a portion of the Merger Shares in escrow (the “Performance Shares”) in order to guarantee PDI’s performance based upon the forecasts provided to RPC and used in order to determine PDI’s valuation for purposes of the Merger. The Performance Shares will be released to PDI management based upon PDI achieving certain to be determined performance thresholds. In the event that the performance thresholds are not met, all or a portion of the Performance Shares will be returned to RPC for cancellation.

(5)	RPC and PDI will keep an accounting of all of their costs for due diligence, legal and accounting fees and any other fees which may be part of this transaction and that cost will be paid at the time when all commissions and other fees are paid. In the event that the transaction is not completed, each party shall bear its own expenses with regard to the transaction.
c.	Board Representation. RPC and PDI shall each have the right to nominate three (3) of the Board Seats at Closing. Those six (6) Board Members will appoint three (3) additional Board members. Both parties understand that the final board composition will need to consist of a majority of independent directors as required by NYSE — Amex rules and that any nominations are subject to shareholder approval.
5.	Employee or Director Stock Option Plans. Upon completion of the merger and within full compliance with the SEC and NYSE-Amex rules, the merged companies will approve for issuance to employees, officers, directors or consultants an incentive compensation plan pursuant to then existing Employee or Director Stock Options Plan.
6.	Name Change. PDI may operate as a wholly owned subsidiary of RPC or the Boards of Directors of RPC and PDI may agree that upon completion of the merger that there may be a name change.

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7.	No waiver. No behavior on the part of either of the Parties shall be construed as the waiver of any of the rights allocated thereto in this Agreement or by law.

8.	No Change. No change and/or waiver and/or deviation from the provisions of this Agreement shall be valid unless made expressly and in writing, and signed by RPC and PDI.

9.	Entire Agreement. This Agreement includes all that is Agreed between the Parties relating to the association that is the subject of this Agreement, and, on its signing and subject to the conditions included therein, it nullifies any Agreement, consent, undertaking, prior negotiation, memorandum, etc., whether written or oral, existing between them and relating to the association that is the subject of this Agreement, except for the CDA entered by the parties in connection with confidential discussions in connection with the Investment, as defined above. Unless otherwise indicated herein with regard to standstill, confidentiality and due diligence obligations, this agreement shall be non-binding and any transaction shall be subject to customary closing conditions including but not limited to board approval, completed audited financials of PDI, definitive documents and, in the case of RPC, shareholder approval in accordance with Delaware, SEC and NYSE-Amex rules.

10.	Addresses. The Parties’ addresses are as detailed in the first page of this Agreement, and any notification sent by registered mail shall be considered to have reached its destination upon completion of three (3) business days from the date of its delivery for dispatch by registered mail; if sent by fax — on the first business day after its transmission by facsimile; and, if delivered by hand — at the time of delivery.

11.	Right To Bind. Each of the signing parties has the right to bind their respective corporation.
IN WITNESS WHEREOF, each Party has entered into this Agreement by signature of its duly authorized representative.

PROVISTA DIAGNOSTICS INC.

By:	/s/ William Gartner	Date:

Name: William Gartner
Title: President & Chief Executive Officer

RADIENT PHARMACEUTICALS CORP.

By:	/s/ Akio Ariura	Date:

Name: Akio Ariura
Title: Chief Financial Officer